Exhibit 10.1

August 20, 2019

LETTER AGREEMENT

BC Partners Lending Corporation (the “Company”)

650 Madison Avenue

New York, New York 10022

Re: Agreement Regarding Fees

This Letter Agreement documents an undertaking by BC Partners Advisors L.P. (the “Adviser”) regarding the Incentive Fees (as defined in Section 3 of the Advisory Agreement) to be paid by the Company pursuant to the Amended and Restated Investment Advisory Agreement between the Company and the Adviser dated November 7, 2018, as further amended (the “Advisory Agreement”).

For the period ending December 31, 2019 (the “Applicable Period”), the Adviser hereby undertakes to permanently forego payment of the 50% of the amount of any Management Fee (as defined in Section 3 of the Advisory Agreement) to be paid by the Company pursuant to the Advisory Agreement. For the avoidance of doubt, this Letter Agreement does not require the Adviser to forego payment of an Incentive Fee (as defined in Section 3 of the Advisory Agreement) during the Applicable Period.

To the extent the Applicable Period includes any partial fiscal quarters for the Company, the amount of fees required to be foregone under this Letter agreement for each such quarter shall be appropriately prorated.

For the avoidance of doubt, certain calculations under this Letter Agreement may not be finalized until after this Letter Agreement terminates. This Letter Agreement shall terminate upon the earlier of (i) the final calculation and determination is made regarding the amount of fees to be foregone under this Letter Agreement after the expiration of the Applicable Period or (ii) termination of the Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

BC Partners Advisors L.P.

By:	/s/ Henry Wang

Name:	Henry Wang
Title:	Managing Director

ACKNOWLEDGED AND ACCEPTED

BC Partners Lending Corporation

By:	/s/ Edward Goldthorpe

Name:	Edward Goldthorpe
Title:	President and Chief Executive Officer

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